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                                                                     EXHIBIT 3.1
                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                RYDER TRS, INC.

                                * * * * * * * *

          The corporation (the "Corporation") was incorporated under the name "Camel Acquisition Company" on September 5, 1996. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation to read as follows:

          1.    The current name of the Corporation is RYDER TRS, INC.

          2. The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          4. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Seventy Five Thousand (275,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), of which 225,000 shares shall be designated Class A Common Stock, 25,000 shares shall be designated Class B Common Stock and 25,000 shares shall be designated Class C Common Stock. Except as otherwise provided in this Section 4 or as otherwise required by applicable law, all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

          4.1   Voting Rights.  Except as otherwise provided in this Section 4,
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or as otherwise required by applicable law, the holders of Class A Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Class B Common Stock and the holders of Class C Common Stock shall have no right to vote on any matters to be voted on by the Corporation's stockholders; provided, however, that the holders
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of the Class B Common Stock and the holders of Class C Common Stock shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in each case in which shares of Class B Common Stock or Class C Common Stock, as applicable, would receive or be exchanged for consideration different on a
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per share basis from the consideration received with respect to, or in exchange for, shares of Class A Common Stock or would otherwise be treated differently from shares of Class A Common Stock, except that shares of Class B Common Stock and Class C Common Stock may, without such a separate class vote, receive or be exchanged for non-voting securities that are otherwise identical on a per share basis in amount and form to the voting securities received with respect to, or in exchange for, the Class A Common Stock so long as (i) with respect to the Class B Common Stock, such non-voting securities are convertible into voting securities on the same terms as the Class B Common Stock is convertible into Class A Common Stock and (ii) all other consideration is equal on a per share basis.

Before the Corporation redeems, purchases or otherwise acquires, directly or indirectly, or converts or takes any action with respect to the voting rights of, any shares of any class of its capital stock or any securities convertible into or exchangeable for any shares of any class of its capital stock (other than a conversion of Class A Common Stock or Class B Common Stock), the Corporation shall give written notice of such pending action to the Initial Class B Stockholders (as defined below). Upon the written request of any Initial Class B Stockholder made within 10 days after its receipt of any such notice stating that after giving effect to such action such Initial Class B Stockholder would have a Regulatory Problem (as defined below), the Corporation shall defer taking such action for such period (not to extend beyond 30 days after such Initial Class B Stockholder's receipt of the Corporation's original notice) as such Initial Class B Stockholder requests to permit such Initial Class B Stockholder and its affiliates to reduce the quantity of the Corporation's Class A Common Stock they own in order to avoid such Regulatory Problem. For purposes of this paragraph, a person shall be deemed to have a "Regulatory Problem" when such person and such person's affiliates would own, control or have power over a greater quantity of securities of any kind issued by the Corporation or any other entity than are permitted under any requirement of any governmental authority. For purposes of this Section 4, a "person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization. For purposes of this Section 4, Initial Class B Stockholder shall mean Societe Generale Investment Corporation, Chase Equity Associates and their permitted successors and assigns who certify to the Corporation that, based upon an opinion of counsel reasonably satisfactory to the Corporation, such shareholder is reasonably likely to have a Regulatory Problem.

          4.2   Dividends.  As and when dividends are declared or paid thereon,
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whether in cash, property or securities of the Corporation, the holders of Class
A Common Stock, the holders of Class B Common Stock and the holders of Class C Common Stock shall be entitled to participate in such dividends ratably on a per share basis; provided, however, that (i) if dividends are
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declared that are payable in shares of Class A Common Stock, Class B Common
Stock or Class C Common Stock, dividends shall be declared that are payable at the same rate on all classes of stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of Class A Common Stock, the dividends payable in shares of Class B Common Stock shall be payable to holders of Class B Common Stock and the dividends payable in shares of Class C Common Stock shall be payable to holders of Class C Common Stock and (ii) in the case of the holders of Class B Common Stock, if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class B Common Stock, at such holder's request, dividends consisting of non-voting securities of the Corporation that are otherwise identical to such voting securities and that are convertible into or exchangeable for such voting securities on the same terms as the Class B Common Stock is convertible into Class A Common Stock.

          4.3  Liquidation.  The holders of the Class A Common Stock, Class B
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Common Stock and Class C Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

          4.4  Conversion.
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          4.4A.  Conversion of Class A Common Stock.  Each holder of Class A
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Common Stock shall be entitled to convert, at any time, any and all of such holder's shares of Class A Common Stock into the same number of shares of Class B Common Stock.

          4.4B.  Conversion of Class B Common Stock.
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          (i)  Upon the occurrence (or the expected occurrence as described in
(iii) below) of any Conversion Event, each holder of Class B Common Stock shall be entitled to convert into the same number of shares of Class A Common Stock, any or all of the shares of such Holder's Class B Common Stock being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event.

          (ii) For purposes of this paragraph 4.4.B, a "Conversion Event" shall mean (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities and Exchange Act of 1934, as amended (the "1934 Act")) if, after such sale, such person or group of persons in the aggregate would own or control securities that possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors (provided that such sale has been approved by the Corporation's Board of Directors or

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a committee thereof), (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Class B Common Stock being converted and disposed of in connection with such Conversion Event) that possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors, (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (e) merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities that possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors (provided that the transaction has been approved by the Corporation's Board of Directors or a committee thereof).

          (iii) Each holder of Class B Common Stock shall be entitled to convert shares of Class B Common Stock in connection with any Conversion Event if such holder reasonably believes that such Conversion Event will be consummated, and a written request for conversion from any holder of Class B Common Stock to the Corporation stating such holder's reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation will not cancel the shares of Class B Common Stock so converted before the tenth day following such Conversion Event and will reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any shares of Class B Common Stock are converted into shares of Class A Common Stock in connection with a Conversion Event and such shares of Class A Common Stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Class A Common Stock shall be promptly converted back into the same number of shares of Class B Common Stock.

          4.4C.  Conversion of Class C Common Stock.  The Class C Common Stock
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shall not be convertible into Class A Common Stock or Class B Common Stock.

          4.4D.  Conversion Procedure.
                 --------------------

          (i) Unless otherwise provided in connection with a Conversion Event, each conversion of shares pursuant to this paragraph 4.4D shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation, at any time during its normal business hours,

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together with a written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of Class A Common Stock or Class B Common Stock, as the case may be (the "Converted Shares"). Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the Converting Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates for Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares.

          (ii) Promptly after the surrender of certificates and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the Class A Common Stock or Class B Common Stock, as the case may be, issuable upon such conversion and (b) a certificate representing any Class A Common Stock or Class B Common Stock, as the case may be, that was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that was not converted.

          (iii) The issuance of certificates for Class A Common Stock or Class B Common Stock (upon conversion or otherwise) will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the related issuance of such shares.

          (iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding Class B Common Stock. All Converted Shares shall, when issued in accordance with this Section 4.4.D, be deemed to be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common Stock may be listed (except for official notice of issuance, which will be immediately transmitted by the Corporation upon issuance).

          (v) The Corporation shall not close its books against the transfer of Class A Common Stock or of Class B Common Stock issued or issuable upon conversion of Class A Common Stock or

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Class B Common Stock in any manner that would interfere with the timely conversion of such stock.

          4.4E.  Stock Splits.  If the Corporation in any manner subdivides or
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combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined in a similar manner.

          4.5  Notices.  All notices referred to herein shall be in writing,
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shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

          4.6  Amendment and Waiver.  No amendment or waiver of any provision of
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this Section 4 shall be effective without the prior approval of the holders of a majority of the then outstanding Class B Common Stock voting as a separate class.

          5.   The name and mailing address of the incorporator are as follows:

                        Sun H. Kim
                        Willkie Farr & Gallagher
                        One Citicorp Center
                        153 East 53rd Street
                        New York, New York 10022

          6. In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors.

          7. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any

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reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

          8.  Elections of directors need not be by written ballot.

          9. (a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation, or any director or officer is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may, at its discretion, indemnify employees and agents of the Corporation to the same or lesser extent as set forth in the preceding sentence.

          (b) Expenses (including reasonable attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Corporation) or may (in the case of any action, suit or proceeding against a trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this paragraph 9.

          (c) The indemnification and other rights set forth in this paragraph 9 shall not be exclusive of any provisions with respect thereto in the by-laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

          (d) Neither the amendment nor repeal of this paragraph 9, subparagraph (a), (b) or (c), nor the adoption of any provision of this Restated and Amended Certificate of

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Incorporation inconsistent with paragraph 9, subparagraph (a), (b) or (c), shall eliminate or reduce the effect of this paragraph 9, subparagraphs (a), (b) and
(c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 9, subparagraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

          (e) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

                (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

                (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

                (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

                (iv) shall have derived an improper personal benefit.

          If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

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